Exhibit 99.1

FOR IMMEDIATE RELEASE
July 19, 2004

Liberty Media International, Inc. Announces Record
Date For Previously Announced Rights Offering

ENGLEWOOD, CO — Liberty Media International, Inc. (NASDAQ: LBTYA, LBTYB) (LMI) announced today that its board of directors has set July 26, 2004 as the record date for its previously announced rights offering. On or about July 27, 2004, LMI will distribute the prospectus, certificates representing the rights and related materials to holders of record, at 5:00 p.m. New York City time, on July 26, 2004, of LMI Series A and Series B common stock.

As previously announced, holders of record of LMI Series A common stock on the record date for the rights offering will receive 0.20 transferable subscription rights for each share of Series A common stock held. Each whole Series A right will entitle the holder to purchase one share of Series A common stock at a subscription price of $25.00 per share. Holders of record of LMI Series B common stock on the record date for the rights offering will receive 0.20 transferable subscription rights for each share of Series B common stock held. Each whole Series B right will entitle the holder to purchase one share of Series B common stock at a subscription price of $27.50 per share. Each whole Series A and Series B right will entitle the holder to subscribe, at the same applicable subscription price pursuant to an oversubscription privilege, for additional shares of the applicable series of common stock, subject to proration. Assuming the offering is fully subscribed, based solely upon the number of shares of LMI common stock outstanding on June 30, 2004, LMI expects gross proceeds of $733 million from the rights offering.

The rights offering will expire at 5:00 p.m., New York City time, on August 23, 2004, unless extended by LMI. The transferable subscription rights will be traded on the NASDAQ National Market under the symbols LTYAR and LTYBR, respectively. Trading in the rights is expected to commence on July 26, 2004.

None of LMI, its board of directors, or any committee of its board of directors is making any recommendation to shareholders as to whether to exercise or transfer their subscription rights.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell shares of LMI’s common stock. Shareholders should carefully read the prospectus, rights certificates and related materials because they contain important information. Shareholders may obtain a free copy of the prospectus and other documents relating to the offer at the Securities and Exchange Commission’s web site at www.sec.gov.

Liberty Media International, Inc. (NASDAQ: LBTYA, LBTYB) is a holding company owning interests in broadband distribution and content companies operating outside the U.S., principally in Europe, Asia, and Latin America. Through its subsidiaries and affiliates, LMI is the largest cable television operator outside the United States in terms of video subscribers. LMI’s businesses include UnitedGlobalCom, Inc., Jupiter Telecommunications Co., Ltd., Jupiter Programming Co., Ltd., Liberty Cablevision of Puerto Rico, Inc. and Pramer S.C.A.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Contact:
Mike Erickson
800-783-7676